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Exhibit 99.3

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

June [    ], 2004

Dear Fellow Shareholder of Liberty Media Corporation:

We are pleased to inform you that we have completed the spin off of our wholly owned subsidiary, Liberty Media International, Inc. (LMI). LMI's assets and businesses consist largely of those which we formerly attributed to our International Group business segment. We encourage you to read the enclosed information statement to learn important information about LMI.

We and LMI have separate and distinct growth prospects. We believe that the spin off will enhance our and LMI's ability to pursue unique and focused business strategies. The spin off also will enable you, as an investor, to invest more directly in LMI's businesses.

We are pleased that LMI will be managed by an experienced team of leaders, including our Chairman of the Board, John C. Malone. We believe that LMI has a bright future as an independent, publicly traded company, and we look forward to your continued support as a shareholder of both our company and LMI.

Sincerely,

Robert R. Bennett
President and Chief Executive Officer

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  Exhibit 99.3